Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Goodness Growth Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Subordinate Voting Shares underlying Restricted Stock Units	Rule 457(c) and (h)	1,238,091(2)	$0.3975(3)	$492,141.172	$0.00014760	$72.64
	Total Offering Amounts				—	$492,141.172	—	$72.64
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$72.64

1)	Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), as amended, the subordinate voting shares being registered hereunder include such indeterminate number of subordinate voting shares as may be issuable with respect to the subordinate voting shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

2)	Represents 1,238,901 subordinate voting shares (the “Shares”) of Goodness Growth Holdings, Inc. (the “Company”) issuable upon vesting of restricted stock units granted to the Selling Shareholders under the Plan, which is outside of the Company’s equity incentive plans. The Shares are being offered for resale by the Selling Shareholders named in the prospectus included in and filed with this Registration Statement.

3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, as amended, based on the average of the high and low prices of the Company’s Shares reported on the OTCQX on March 28, 2024, which was $0.3975 per share.